FOR MORE INFORMATION, CONTACT:

Treasury: Kent Tuholsky Office: 210-255-6547 Wireless: 210-412-3167 kent.tuholsky@kci1.com

CENTAUR GUERNSEY L.P. INC. REPORTS
FIRST QUARTER FINANCIAL RESULTS FOR 2013

First Quarter Highlights - Continued Progress Towards Strategic Goals

-  Worldwide Centaur Guernsey L.P. Inc. (“Centaur”) revenue of $415.9 million, down 3.8% from the prior-year period as reported and 2.9% from the prior-year period on a constant currency basis after adjusting for the number of calendar days in the quarter compared to the prior-year period due to leap year

-  Worldwide Kinetic Concepts, Inc. (“KCI”) revenue of $305.9 million, down 6.2% from the prior-year period as reported and 5.0% from the prior-year period on a constant currency basis after adjusting for the number of calendar days in the quarter compared to the prior-year period due to leap year

-  Worldwide LifeCell Corporation (“LifeCell”) revenue of $110.0 million, up 3.4% from the prior-year period as reported and on a constant currency basis

-  Total Adjusted EBITDA of $156.7 million

-  Total liquidity of $636.7 million as of March 31, 2013

“We continue to make solid progress quarter to quarter towards our strategic goals for both businesses.  In particular, growth in focus markets outside the U.S. and expansion product growth for KCI® was promising,” said Joseph F. Woody, President and Chief Executive Officer of KCI and Interim Chief Executive Officer of LifeCell™.

Results of Operations

Worldwide Centaur revenue for first quarter of 2013 was $415.9 million, down from the prior year comparable period by 3.8% as reported and 3.4% on a constant currency basis before adjusting for the number of calendar days in the quarter compared to the prior-year period due to leap year. There was one less calendar day during the first quarter of 2013 which had an unfavorable impact of approximately 0.5% on worldwide Centaur revenue during the first quarter of 2013 compared to the prior-year period. After adjusting for the calendar days variance, Centaur revenue on a constant currency basis was down 2.9% compared to the prior-year period. The decline in worldwide KCI revenue from the comparable prior-year period was attributable primarily to lower rental revenue and disposable sales volumes in established markets, partially offset by increased revenues from expansion products and focus markets outside the U.S. which were up over 20% and over 100%, respectively. The lower rental and disposable sales revenue in established markets resulted primarily from a combination of lower volumes and lower average pricing. Foreign currency exchange movements had a slightly unfavorable impact on worldwide KCI revenue during the first quarter of 2013 compared to the prior-year period. The growth in worldwide LifeCell revenue over the prior-year period was due primarily to increased demand for our products.

Gross profit for the first quarter of 2013 was $262.3 million. Gross profit increased during the first quarter of 2013 compared to the same period of the prior year due primarily to a decrease in depreciation related to the fixed asset step up associated with purchase accounting, an increase in LifeCell revenue, lower commission expense due to the decrease in rental revenue and a reduction in operational expenses due to cost control measures, partially offset by lower KCI revenue.

Operating earnings for the first quarter of 2013 were $35.5 million. Operating earnings increased during the first quarter of 2013 compared to the prior-year period due primarily to the increase in gross profit and a reduction in acquired intangible asset amortization, partially offset by an increase in merger and restructuring-related expenses and a write-off of $9.4 million of in-process research and development costs due to the discontinuation of certain projects.

Total adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $156.7 million for the first quarter of 2013. Adjusted EBITDA excludes the impact of merger, foreign currency gains or losses, business optimization expenses and other expenses specified in the reconciliation within this release.

Financial Position

Total cash at March 31, 2013 was $448.2 million, an increase of $65.1 million from year-end 2012. Operating cash flow less net capital expenditures for the first quarter of 2013 was $72.9 million compared to $79.6 million in the prior-year period due primarily to higher cash outlays for capital expenditures. Total long-term debt outstanding (excluding $11.5 million in letters of credit) at March 31, 2013 was $4.57 billion. As of March 31, 2013, total liquidity, including our undrawn revolving credit facility, was $636.7 million, consisting of cash and cash equivalents and amounts available under our revolving credit facility, net of undrawn letters of credit.

Discontinued Operations

On November 8, 2012, we completed the transaction whereby our Therapeutic Support Systems ("TSS") business was acquired by Getinge AB. As a result of the sale, the results of the operations of our TSS business are presented as discontinued operations in the condensed consolidated statements of operations for all periods presented. Discontinued operations amounts related to TSS exclude the impact of corporate overhead support expenses, incremental expenses related to our transition services agreement with Getinge and the service fee payable by Getinge under the agreement.

Company Structure

Centaur is a non-operating holding company whose business is comprised of the operations of its wholly-owned subsidiaries KCI and LifeCell.  Centaur is controlled by investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board and certain other co-investors.  Unless otherwise noted in this report, the terms “we,” “our” or “Company,” refer to Centaur and its subsidiaries, collectively.

Non-GAAP Financial Information

Within this document, we have presented 1) Adjusted EBITDA, as defined in the senior secured credit agreement and 2) supplemental revenue data to exclude the impact of foreign currency fluctuations and adjust for the difference in the number of calendar days in the quarter between 2013 and 2012 due to leap year on a non-GAAP basis.

These non-GAAP financial measures do not replace the presentation of our GAAP results. We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results on a basis that better facilitates an understanding of our results of operations which may not be otherwise apparent under GAAP. Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends. In addition, we believe some investors may use this information in a similar fashion. A reconciliation of certain GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

CENTAUR GUERNSEY L.P. INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2013	2012	% Change
Revenue:
Rental	$188,163	$207,692	(9.4)%
Sales	227,721	224,841	1.3
Total revenue	415,884	432,533	(3.8)

Rental expenses	97,351	127,043	(23.4)
Cost of sales	56,231	66,124	(15.0)
Gross profit	262,302	239,366	9.6

Selling, general and administrative expenses	161,442	149,275	8.2
Research and development expenses	17,782	18,768	(5.3)
Acquired intangible asset amortization	47,546	68,730	(30.8)
Operating earnings	35,532	2,593	nm

Interest income and other	158	430	(63.3)
Interest expense	(108,088)	(117,890)	(8.3)
Foreign currency gain (loss)	4,575	(11,270)	nm
Derivative instruments loss	(516)	(6,312)	(91.8)
Loss from continuing operations before income tax benefit	(68,339)	(132,449)	(48.4)
Income tax benefit	(24,968)	(47,451)	(47.4)
Loss from continuing operations	(43,371)	(84,998)	(49.0)
Loss from discontinued operations, net of tax	(1,416)	(5,680)	(75.1)
Net loss	$(44,787)	$(90,678)	(50.6)%

CENTAUR GUERNSEY L.P. INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2013	December 31, 2012
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$448,234	$383,150
Accounts receivable, net	337,490	355,718
Inventories, net	148,382	139,850
Prepaid expenses and other	31,838	39,511
Total current assets	965,944	918,229

Net property, plant and equipment	370,502	388,482
Debt issuance costs, net	92,018	96,476
Deferred income taxes	19,307	20,003
Goodwill	3,479,775	3,479,775
Identifiable intangible assets, net	2,609,759	2,666,201
Other non-current assets	5,227	5,598

	$7,542,532	$7,574,764

Liabilities and Equity:
Current liabilities:
Accounts payable	$46,109	$40,970
Accrued expenses and other	343,170	284,163
Current installments of long-term debt	23,284	23,383
Income taxes payable	4,493	—
Deferred income taxes	43,911	57,528
Total current liabilities	460,967	406,044

Long-term debt, net of current installments and discount	4,542,472	4,554,112
Non-current tax liabilities	45,003	44,465
Deferred income taxes	1,037,992	1,069,480
Other non-current liabilities	43,635	43,267
Total liabilities	6,130,069	6,117,368
Equity:
General partner's capital	—	—
Limited partners’ capital	1,413,654	1,457,913
Accumulated other comprehensive loss, net	(1,191)	(517)
Total equity	1,412,463	1,457,396

	$7,542,532	$7,574,764

CENTAUR GUERNSEY L.P. INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(44,787)	$(90,678)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt discount	3,757	3,589
Depreciation and other amortization	91,431	141,831
Loss on disposition of assets	2,300	—
Amortization of fair value step-up in inventory	—	10,864
Fixed asset impairment	—	12,443
Write-off of in-process research and development costs	9,400	—
Provision for bad debt	1,920	2,183
Equity-based compensation expense	533	497
Deferred income tax benefit	(43,411)	(60,855)
Unrealized loss (gain) on derivative instruments	(1,013)	5,185
Unrealized loss (gain) on revaluation of cross currency debt	(9,851)	9,900
Change in assets and liabilities:
Decrease in accounts receivable, net	16,954	17,410
Decrease (increase) in inventories, net	(9,343)	1,980
Decrease in prepaid expenses and other	10,485	8,008
Increase (decrease) in accounts payable	5,176	(7,817)
Increase in accrued expenses and other	58,681	43,814
Increase in tax liabilities, net	5,034	512
Decrease in deferred income taxes, net	(1,687)	(773)
Net cash provided by operating activities	95,579	98,093

Cash flows from investing activities:
Additions to property, plant and equipment	(16,043)	(15,890)
Increase in inventory to be converted into equipment for short-term rental	(6,590)	(2,563)
Dispositions of property, plant and equipment	142	763
Increase in identifiable intangible assets and other non-current assets	(281)	(1,345)
Net cash used by investing activities	(22,772)	(19,035)

Cash flows from financing activities:
Capital contributions from limited partners	—	239
Repayments of long-term debt and capital lease obligations	(5,691)	(5,926)
Payment of debt issuance costs	(190)	—
Net cash used by financing activities	(5,881)	(5,687)
Effect of exchange rate changes on cash and cash equivalents	(1,842)	653
Net increase in cash and cash equivalents	65,084	74,024
Cash and cash equivalents, beginning of period	383,150	215,426
Cash and cash equivalents, end of period	$448,234	$289,450

CENTAUR GUERNSEY L.P. INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(dollars in thousands)
(unaudited)

	Three months ended March 31,				GAAP % Change	Constant Currency % Change (1)
	2013			2012 GAAP
	GAAP	FX Impact	Constant Currency
KCI revenue:
Rental	$185,923	$924	$186,847	$206,430	(9.9)%	(9.5)%
Sales	119,959	892	120,851	119,758	0.2	0.9
Total KCI Revenue	305,882	1,816	307,698	326,188	(6.2)	(5.7)

LifeCell revenue:
Rental	2,240	—	2,240	1,262	77.5	77.5
Sales	107,762	(33)	107,729	105,083	2.5	2.5
Total LifeCell Revenue	110,002	(33)	109,969	106,345	3.4	3.4

Total Revenue:
Rental	188,163	924	189,087	207,692	(9.4)	(9.0)
Sales	227,721	859	228,580	224,841	1.3	1.7
Total Consolidated Revenue	$415,884	$1,783	$417,667	$432,533	(3.8)%	(3.4)%

	Three months ended March 31,				Adjusted Constant Currency % Change (2)
	2012			2013 Constant Currency
	GAAP	Calendar Day Adjustment	Adjusted for Calendar Day
KCI revenue:
Rental	$206,430	$(2,281)	$204,149	$186,847	(8.5)%
Sales	119,758	—	119,758	120,851	0.9
Total KCI Revenue	326,188	(2,281)	323,907	307,698	(5.0)

LifeCell revenue:
Rental	1,262	—	1,262	2,240	77.5
Sales	105,083	—	105,083	107,729	2.5
Total LifeCell Revenue	106,345	—	106,345	109,969	3.4

Total Revenue:
Rental	207,692	(2,281)	205,411	189,087	(7.9)
Sales	224,841	—	224,841	228,580	1.7
Total Consolidated Revenue	$432,533	$(2,281)	$430,252	$417,667	(2.9)%

(1) Represents percentage change between 2013 non-GAAP Constant Currency revenue and 2012 GAAP revenue.
(2) Represents percentage change between 2013 non-GAAP Constant Currency revenue and 2012 non-GAAP revenue adjusted to remove the impact of the one extra calendar day in the 2012 period due to the leap year.

CENTAUR GUERNSEY L.P. INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Selected Financial Information
(dollars in thousands)
(unaudited)

	Three months ended Three months ended March 31,
	2013	2012

Net loss	$(44,787)	$(90,678)
Interest expense, net of interest income	107,932	117,720
Income tax benefit	(25,855)	(51,007)
Foreign currency (gain) loss	(4,575)	11,270
Depreciation and other amortization	86,782	137,155
Derivative instruments loss	516	6,312
Loss on disposition of assets	2,300	—
Equity-based compensation expense	533	497
Provision for bad debt	1,920	2,183
Merger-related expenses(1)	1,402	1,634
Amortization of fair value step-up in inventory	—	10,864
Fixed asset impairment	—	12,443
Write-off of in-process research and development costs	9,400	—
Business optimization expense(2)	21,168	9,119
Adjusted EBITDA	156,736	167,512
Adjusted EBITDA from discontinued operations (3)	3	(4,396)
Adjusted EBITDA from continuing operations	$156,739	$163,116

(1) Represents management fees and other expenses incurred related to KCI’s merger, which was completed on November 4, 2011.
(2) Represents labor, travel, training, consulting and other costs associated exclusively with our business optimization initiatives, including the disposition of our TSS business.
(3) Adjusted EBITDA from discontinued operations includes the loss from discontinued operations, excluding any related loss on disposition of assets, adjusted as defined in our senior secured credit agreement.